Exhibit 10.7

Turning Point Brands, Inc.

5201 Interchange Way

Louisville, KY 40229

, 2016

Dear Mr. Wexler:

As discussed, Turning Point Brands, Inc., together with any successor thereto (“Turning Point” and, together with its applicable employing subsidiaries, the “Company”), agrees to continue to retain your services on the terms, provisions and conditions set forth in this employment letter (this “Agreement”). If you find these terms, provisions and conditions acceptable, please sign this Agreement where indicated and return it to me as soon as possible. This Agreement is contingent upon Turning Point completing the initial public offering of its common stock (the “IPO”) on or before July 1, 2016 (such actual date of the IPO, the “Effective Date”). As of the Effective Date, this Agreement shall supersede and replace, in its entirety, that certain employment agreement, dated February 3, 2010, by and between you and Turning Point and certain of its subsidiaries (the “Prior Agreement”), and you shall no longer have any rights or benefits thereunder. In the event the IPO does not occur on or before July 1, 2016, then this Agreement shall be void, and the Prior Agreement shall remain in full force and effect in accordance with its terms.

Position: Unless and until changed by the Company, your job position and title will be President and Chief Executive Officer of the Company, reporting to the Board of Directors of Turning Point (the “Board”). The Company will also nominate you for election to serve as member of the Board at all relevant times during the Term (as defined below).

Duration of Employment: You will continue to be employed by the Company for an initial term of one year, commencing on the Effective Date and ending on the one-year anniversary of the Effective Date (the “Initial Term”), and your employment period will be automatically renewed at the expiration of the Initial Term, or upon the applicable anniversary thereof, whichever applicable, unless either you or the Company provides the other with a written notice of non-renewal at least 60 days prior to the applicable expiration date (the Initial Term and any renewal period(s) together, the “Term”).

Location of Employment: You will continue to be employed by the Company based out of Darien, Connecticut. You understand that, notwithstanding your primary location of employment, you shall be expected to be at the Company’s headquarters in Louisville, Kentucky as necessary to perform the responsibilities of your Position.

Salary: Your annual base compensation (“Salary”) will be $722,925.06 per calendar year, unless adjusted by the Board in its sole discretion. Salary will be disbursed in periodic installments throughout the year in accordance with the Company’s regular payroll cycle and policies.

Annual Bonus: You may be eligible to earn an annual bonus of up to 100% of your Salary pursuant to the terms and conditions of the Company’s annual bonus award program as may be in effect from time to time. Eligibility for any annual bonus will be based on your achievement of designated performance metrics as set forth in the Company’s annual bonus award program. Such eligibility and the amount, if any, of the annual bonus shall be determined by the Board in its sole discretion.

Compensation Review: The Board intends to review your compensation on an annual basis, with the first such review to occur in or around March 2017.

Annual Paid Vacation Allowance: Four weeks, subject to the terms and conditions herein and in the Company’s vacation policies as in effect from time to time.

Severance Benefits Period: A period of 12 months following a termination of your employment with the Company and its subsidiaries by the Company without Cause or resignation of your employment with the Company and its subsidiaries by you for Good Reason, other than in the event of a Change of Control or if such severance occurs within 12 months after the Effective Date. If you resign for Good Reason or are terminated by the Company without Cause within one year following a Change of Control or within 12 months following the Effective Date, the Severance Benefits Period shall be a period of 24 months following such termination of employment.

Restricted Period: The Term plus an additional 12 months following any Separation, unless such Separation triggers a Severance Benefit Period of 24 months, in which case the Restricted Period shall continue for 24 months following the Term.

Stock Incentives: If you are eligible for stock incentives, separate plan documents will be provided to you. Such plan may be authorized, amended or discontinued by the Board in its sole discretion. Unless specifically provided for in this Agreement, nothing in this Agreement shall have any effect on any existing agreements regarding the Company’s equity incentive programs in which you participate, have participated or are eligible to participate, including without limitation restricted stock, options, common stock, or any other equity instrument (“Equity Incentive Programs”).

Additional Benefits: You will remain entitled to participate in the medical, dental and 401(k) savings benefit plans offered to the Company’s employees pursuant to the terms and conditions of each such benefit plan in effect from time to time, which may be authorized, amended or discontinued by the Company in its sole discretion. The Company will provide a description of the group benefit programs and enrollment forms.

1

Additional Terms and Conditions

1.     Your Representations: You represent that you are eligible to accept and continue employment, and that you have not previously been, are not currently and will not be subject to any agreement or obligation which would bar or limit your ability to perform your duties and responsibilities with the Company. You also represent that all information you have submitted to the Company as part of any application process and your prior employment with the Company, including without limitation your resume, application for employment and employment records, is true and complete.

2.     Duties and Responsibilities: You will be responsible for carrying out all duties and responsibilities associated with your Position, as set forth in a separate Job Description or similarly styled document provided to you, and as otherwise directed by the Company, which may include travel as necessary consistent with your prior employment with the Company. Additional responsibilities and necessary travel may be added, or your Position changed, at the Board’s sole discretion, from time to time, without written modification of this Agreement. You will be subject to, and agree to abide by, such rules, policies and procedures as the Company maintains (including, but not limited to, the Turning Point Brands, Inc. Code of Business Conduct and Ethics (as amended from time to time, the “Code of Conduct and Ethics”)) or may from time to time establish with respect to executives, employees in general, standard operating procedures, business operations, etc.

3.     Use of Vacation: Your Annual Paid Vacation Allowance may be used at any time, subject to the Company’s policies regarding vacations. Vacation days will not carry over from one year to the next, and no compensation will be paid for unused vacation (except as may be required by law upon separation from employment).

4.     Separation from Employment: You will, upon separation from employment with the Company and its subsidiaries for any reason (such as termination, resignation, death or disability) (each, a “Separation”), receive such salary and other benefits as have accrued as of the date and time of Separation, and as may otherwise be required by law, as well as such Salary, bonuses and benefits as may be due and owing under this Agreement. Notwithstanding the forgoing, in the event that the Company determines in good faith that your Separation is not considered a “separation from service” under Treasury Regulation § 1.409A-1(h) because (a) you have not separated but have changed status to a part time employee, consultant or independent contractor performing more than 20% of the average level of bona fide services (whether as an employee, consultant or independent contractor) you performed over the immediately preceding 36-month period, or (b) you are continuing employment with another entity that is considered a single entity with the Company (“Employer Group”) under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), any Severance Benefits to which you may be entitled under other provisions of this Agreement shall begin immediately when your status changes such that the Company determines that you have “separated from service” under Treasury Regulation § 1.409A-1(h). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of a member of the Employer Group is not counted unless termination benefits under this Agreement are aggregated for purposes of Section 409A of the Code with benefits under any other Employer Group plan or agreement in which you also participate as a director.

Notwithstanding any provisions of this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company) at the time of your separation from service and if any portion of the payments or benefits to be received by you upon separation from service would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid or made available, with interest at the Wall Street Journal prime rate as of the date of separation from service, on the earlier of (i) the first business day of the seventh month following the date of your separation from service or (ii) your death.

4.1     Resignation: You may resign at any time for any reason. In such event, the Company may, in the Board’s sole discretion, choose to relieve you of your duties prior to the expiration of the notice period and pay you two weeks’ compensation or your notice period, whichever is shorter. If you resign (other than for Good Reason), you shall not be entitled to receive the Severance Benefits. If you resign for Good Reason, you shall be entitled to receive all Severance Benefits, provided that you have executed and delivered a Release and Severance Agreement in the form of Exhibit A attached hereto (as may be modified by the Company due to subsequent changes in the law), and all applicable revocation periods relating to the release expire, within 55 days following the date of such termination of employment.

4.2     Good Reason: As used herein, the term “Good Reason” means any of the following without your consent: (i) a material diminution in your duties, position, authorities or responsibilities; (ii) the failure by the Company to pay or provide to you, within 30 days after receipt of a written demand therefor, any material amount of compensation or expense reimbursement or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy; (iii) a reduction in your Salary, other than a reduction generally applicable to similarly situated executives of the Company; (iv) a material reduction in your employee benefits, other than a reduction generally applicable to similarly situated executives of the Company; (v) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein; (vi) the Company requires you to be based at any office or location more than 50 miles from the Location of Employment, or (vii) the Company gives notice that it does not wish to renew this Agreement upon expiration of the Term. A termination for Good Reason shall not occur unless: (x) you provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, (y) the Company fails to cure such Good Reason event(s) within 30 days following receipt of such notice to cure such circumstances in all material respects, and (z) following the Company’s failure to cure during the 30 day cure period, you terminate employment no later than 90 days after the expiration of such period.

2

4.3     Change of Control: As used herein, the term “Change of Control” shall mean:

(a)     any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Turning Point, other than a transaction or series of transactions in which the transferee is controlled by the Management Group;

(b)     a majority of the Board shall consist of Persons who are not Continuing Directors, as the case may be; or

(c)     (i) any Person or group of related Persons (other than the Management Group), for purposes of Section 13(d) of the Exchange Act, becomes the beneficial owner of the power, directly or indirectly, to vote or direct the voting of securities having more than fifty percent (50%) of the ordinary voting power for the election of directors of Turning Point or (ii) any Person, together with its Affiliates, becomes the owner, directly or indirectly, of more than sixty-six and two-thirds percent (66 2/3%) of the economic interests of Turning Point.

For the avoidance of doubt, the consummation of the transactions contemplated in connection with the IPO will not constitute a Change of Control.

“Affiliate” shall mean, with respect to a Person, any entity (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Person or (ii) in which the Person has a significant equity interest.

“Continuing Director” means, as of any date of determination, any Person who (a) was a member of the Board on the Effective Date or (b) was nominated for election or elected to the Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election (other than as a result of any actual or threatened proxy contest).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Management Group” shall mean one or more of the members of the senior executive management of Turning Point on the Effective Date.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government, political subdivision or other entity.

4.4     Death or Disability: The employment relationship will be severed, and this Agreement terminated, upon your death or disability. For purposes of this Agreement, you will be considered “disabled” if you are so considered under any applicable disability insurance policy maintained by the Company, or if no such disability insurance policy is in effect, on the date that a physician mutually agreed to by the parties determines that you are or will be unable by reason of illness, accident or other physical or mental condition to perform your duties for a continuous period of 120 days, or for a period of more than 120 days in any 12 month period, and that there is no objectively reasonable accommodation that would allow you to perform your duties.

In the event of the termination of your employment due to death or disability, notwithstanding anything to the contrary in this Agreement, the Company will pay a lump sum payment to you in amount equal to the cost of COBRA coverage for continued medical coverage for you (except in the event of death) and your dependents for six months, payable on the 60th day following the date of such termination of employment. Moreover, you may be eligible for disability benefits under the Company’s disability benefits plan in accordance with the terms of such plan, if any, in effect at such time.

4.5     Termination Without Cause: The Company may terminate this Agreement and your employment hereunder without your consent, for no stated reason, or for a stated reason but without Cause, with or without notice. If you are terminated by the Company without Cause (as defined below), you shall be entitled to receive the Severance Benefits, provided that you have executed and delivered a Release and Severance Agreement in the form of Exhibit A attached hereto (as may be modified by the Company due to subsequent changes in law), and all applicable revocation periods relating to the release expire, within 55 days following the date of such Separation.

3

4.6     Termination for Cause: Your employment with the Company may be terminated by the Company, and without your consent, for Cause at any time, with or without notice. You shall not be entitled to receive the Severance Benefits if you are terminated for, or later are determined to have failed to comply with this Agreement for, any one or more of the following reasons (“Cause”):

•	Your failure to render required or expected services in accordance with your Job Description or Position after being provided at least 10 days’ prior written notice of your failure to render such services;

•	You are in breach of any of the terms and conditions of this Agreement, if not cured within 10 days after written notice thereof;

•	Insubordination, consisting of your continued failure to take specific action that is material to the operation of the Company and within your individual control and consistent with your Position, duties and responsibilities, after being provided at least 10 days’ prior written notice of your failure to take for such action, provided that you have not, in good faith, objected to such action as either a breach of your fiduciary duties, or on legal grounds;

•	Your material breach of any other agreement between you and the Employer Group if not cured within 10 days after written notice thereof, or any material violation of any rule, policy, procedure or other requirement of the Company;

•	Your commission of an act of fraud, embezzlement or similar dishonest act against any member of the Employer Group or any customer, client or business associate of any member of the Employer Group;

•	Your conviction for any felony or crime of dishonesty (as determined by a court of competent jurisdiction, and which is not subject to further appeal);

•	Any egregious or unwarranted conduct by you that materially discredits any member of the Employer Group or is materially detrimental to the reputation or standing of any member of the Employer Group; or

•	Willful misconduct that is demonstrably deliberate on your part, or gross negligence.

5.     Severance Benefits: The Severance Benefits payable in certain Separation circumstances as provided herein shall consist of all of the following:

5.1     Severance Compensation: Continuation of your then current Salary (or, in the case of a Good Reason termination due to a reduction in Salary, at the Salary in effect immediately prior to such reduction) during the Severance Benefits Period (“Severance Pay”). Any Severance Pay will be paid to you incrementally, in accordance with the Company’s regular payroll cycle, with the first such payment beginning on the 60th day following your Separation, and the first such payment will include all accrued amounts during the 60-day period from your Separation date until the 60th day following your Separation date. You will also receive a severance bonus equal to the average of the annual cash bonuses received by you for the 24 months prior to your Separation (“Severance Bonus”). In the event of the termination of your employment by the Company without Cause or resignation by you for Good Reason within one year following a Change of Control or within 12 months following the Effective Date, your Severance Bonus shall instead be equal to two times the average of the annual cash bonuses received by you for the 24 months prior to your Separation. Any Severance Bonus will be paid in two equal installments – the first installment on the later of (i) when all other Company annual bonuses, if awarded, are next paid, or, if not awarded, when such bonuses would have next been paid in April of the year following the year of services, and (ii) the 60th day following your Separation, and the second installment at the end of the Restricted Period. Severance Pay and Severance Bonus payment timing shall also be subject to the “specified employee” delay in paragraph 4 above for any portion of such amounts that are subject to Section 409A of the Code. Normal payroll taxes and deductions will be withheld from any Severance Pay and Severance Bonus payments.

5.2     Health Benefits Stipend and Access: The Company will pay a lump sum payment to you in amount equal to the cost of COBRA coverage for continued medical coverage for you and your dependents for 12 months, payable on the 60th day following the date of your Separation, and, to the extent determined by the Company to be permitted by the applicable plans and applicable laws (without the imposition of any excise taxes or other penalties), allow you access to group health coverage at the COBRA premium rate payable by you on an after-tax basis, during the Severance Benefit Period, plus the period of actual COBRA coverage to begin at the end of the Severance Benefit Period.

5.3     Other Additional Benefits: All additional benefits and stock incentive rights (if any) will cease and expire upon Separation, unless otherwise provided in this Agreement or by the separate written terms of those benefits.

4

5.4     280G Cap: Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change of Control or the termination of your employment related to such a Change of Control, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation § 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation § 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation § 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation § 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of a nationally recognized tax counsel (“Tax Counsel”) selected by the Company and reasonably acceptable to you and the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

At the time that payments are made under this Agreement, the Company will provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including but not limited to, any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If you object to the Company’s calculations, the Company will pay to you such portion of the Total Payments (up to 100% thereof) as you determine is necessary to result in the proper application of this subsection. All determinations required by this subsection (or requested by either you or the Company in connection with this subsection) will be at the expense of the Company. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this subsection will not of itself limit or otherwise affect any other rights you have under this Agreement.

If you receive reduced payments and benefits by reason of this subsection and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that you could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay you the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

5.5     Resignations. Following the termination of your employment for any reason, if and to the extent requested by the Board, you hereby agree to resign from the Board, all fiduciary positions (including as trustee) and all other offices and positions you hold as of the date of such termination; provided, however, that if you fail to tender your resignation after the Board has made such request, then you will be deemed to have resigned from such offices and positions.

5

6.     Indemnification: The Company shall, to the fullest extent to which it is empowered to do so by applicable law, defend, indemnify and hold you harmless from and against all claims, demands, lawsuits, liabilities, losses, damages, penalties, fines, costs and expense (including, but not limited to, reasonable related attorneys’ fees) arising from any actual, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, to which you are or are threatened to be made a party by reason of your services as an officer and/or director of the Company.

7.     Non-Disclosure; Non-Use: You agree not to disclose, give, sell or otherwise divulge the “Confidential Information” (as defined in the Code of Conduct and Ethics) to any other person or entity at any time without the Company’s prior written consent. You further agree not to (i) use any of the Confidential Information for your own account for or for the account of any other person or entity or (ii) use or retain, without the Company’s prior written consent, any figures, calculations, letters, papers, drawings, computer printouts, computer discs or tapes, or copies thereof or other Confidential Information of any type or description pertaining to the Company, except in furtherance of the Company’s interests.

You further agree that, upon your Separation, that you will (i) return physical copies of the Company’s information and Confidential Information in your possession, under your control or removed from the Company’s premises by you or under your direction, (ii) destroy all electronic copies of the Company’s information and Confidential Information in your possession, under your control or which was copied or removed from the Company’s premises or equipment by you or under your direction and (iii) return all Company property in your possession or under your control, including without limitation the following: Company computers, Blackberry or other mobile devices, cellular telephones, Company automobiles and keys and access cards to Company property.

In the event that you are legally compelled by regulatory or legal process to disclose the Confidential Information, the foregoing confidentiality obligations shall not apply to you with respect to such information, provided that you have given the Company prompt prior written notice of such compulsion, cooperate with the Company in connection with any of its efforts to prevent or limit the scope of such disclosure and, following completion of such efforts, you only disclose such information as required under such regulatory or legal process then applicable to you.

Nothing in this paragraph 7, or in the remainder of this Agreement, shall prohibit you from filing a charge with the U.S. Equal Employment Opportunity Commission or any similar state or local fair employment practices agency, or from talking to or cooperating with the U.S. Equal Employment Opportunity Commission or any similar state or local fair employment practices agency, and no notice to the Company is required under these circumstances.

8.     Non-Competition: You acknowledge and agree that, during the course of employment with the Company, you may: (i) receive significant training in, and generate and use, the Company’s good will and experience; (ii) be exposed to confidential aspects of the Company’s business and have access to and became familiar with Confidential Information, and (iii) perform services for the Company that are special, unique, extraordinary and intellectual in character—none of which is commonly known or readily accessible to the public and any of which place or placed you in a position of confidence and trust with the customers, potential customers, vendors, employees of the Company and other persons, the loss of which cannot adequately be compensated by damages in an action at law.

You acknowledge and agree that the Company desires to enter into this Agreement to, in part, protect the Company’s vital interest in maintaining its Confidential Information, protect the Company’s investment in your training and development, protect the Company’s business and good will, and avoid Competition (as defined below) with you or any other person or entity with which you are employed or affiliated for a time certain following your Separation. For purposes of this Agreement, “Competition” means engaging in, aiding, assisting, owning, or controlling (whether as a shareholder, principal, partner, employee, trustee, officer, director agent, independent contractor, or otherwise) any interest greater than two percent (2%) in any firm, corporation, business, or other entity which is (or with any other person(s) who are) engaged in competition with the Company in any line of business which, at the time of your Separation (or within three months following your Separation), comprised fifteen percent (15%) or more of the Company’s gross sales revenues.

For purposes of this Agreement, the “Restricted Area” shall be the entire United States of America.

You agree that, during the Restricted Period, you will not, directly or indirectly, alone or with others, engage in Competition with the Company, its successors or assigns or any purchaser of all or substantially all of Company’s assets within your Restricted Area.

You acknowledge having carefully read and considered the non-competition provisions of this Agreement and, having done so, agree that the covenants and restrictions contained herein are, taken as a whole, fair and reasonable in their duration, geographic scope and scope of restricted activities, do not unduly restrict your ability to obtain or maintain a livelihood and are necessary to protect the Company’s good will, trade secrets, Confidential Information and business interests. You expressly agree not to raise any issue disputing the reasonableness of the: (i) geographic scope, (ii) type of employment or line of business or (iii) duration of any such covenants in any proceeding to enforce such covenants and restrictions.

9.     No Solicitation, No Interference and No Hire Covenants: You agree that, during the Restricted Period, you will not, directly or indirectly: (i) solicit or encourage any employee or other service provider of the Company or its subsidiaries to leave such employment or service; (ii) interfere with the relationship between the Company and any of its employees or service providers; or (iii) hire any person who, within the six (6) month period preceding such hiring, was employed by, or providing services to, the Company or its subsidiaries.

6

10.     Mutual Nondisparagement: You agree that following the termination of your employment for any reason, you shall not publicly make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or its subsidiaries or any of their respective owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that could be reasonably expected to adversely affect in a material manner (i) the conduct of the Company’s or its subsidiaries’ businesses or (ii) the business reputation or relationships of the Company or its subsidiaries and/or any of their past or present officers, directors, agents, employees, attorneys, successors and assigns, in each case, except to the extent required by law or legal process. Similarly, following termination of your employment for any reason, neither the Company’s officers in their official capacity, nor the members of the Board, shall make any such statements about you.

Nothing in this paragraph 10, or in the remainder of this Agreement, shall prohibit you from filing a charge with the U.S. Equal Employment Opportunity Commission or any similar state or local fair employment practices agency, or from talking to or cooperating with the U.S. Equal Employment Opportunity Commission or any similar state or local fair employment practices agency, and no notice to the Company is required under these circumstances.

11.     Intellectual Property: You agree that all patentable inventions, discoveries, and trade secrets, whether or not patented, and whether or not reduced to practice, and all copyright interests that are or have been conceived or developed during your employment with the Company, either alone or jointly with others, if on the Company’s time, using the Company’s facilities, specifically relating to the Company, or to the Company’s business are done as “works made for hire” for the Company, and you hereby assign to the Company all right, title, and interest in all such intellectual property. You agree that the Company shall be the sole owner of all domestic and foreign patents, trademarks, trade names, service marks, domain names and other rights pertaining thereto related to such intellectual property, and further agree to execute all documents consistent therewith that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. Upon your failure to do so within 10 business days following the Company’s written request, you hereby irrevocably appoint the Company as your true and lawful attorney-in-fact with full power of delegation and substitution to execute, deliver, file and record, and on your behalf and in the Company’s name, such documents consistent with this Agreement. This provision is intended to apply only to the extent permitted by applicable law.

12.     Arbitration: Any dispute, claim or controversy arising out of or relating to this Agreement, including without limitation any dispute, claim or controversy concerning validity, enforceability, breach or termination hereof), shall be finally settled through arbitration under the rules of the American Arbitration Association for arbitration of employment disputes, such arbitration to be conducted in Jefferson County, Kentucky. Each party will be entitled to present evidence and argument to the arbitrator(s). The arbitrator(s) will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided herein. The arbitrator(s) will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator(s). In addition, the Company shall propose a reasonable set of rules to guide any such arbitration proceedings. Such rules shall be designed to lead to a prompt and just result without undue delay or expense, but will not be unduly prejudicial to either party. The determination of the arbitrator(s) will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator(s) will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne by the Company, unless the arbitrator(s) determine that you have materially failed to succeed in any claim, in which case the arbitrator(s) may equitably determine, consistent with the application of state or federal law, to apportion some of the fees and expenses to you, not to exceed the maximum permitted by law. Each party shall bear its own costs and expenses of counsel, unless the arbitrator(s) determine that the Company has material liability to you hereunder, in which event the arbitrator(s) may equitably determine that your reasonable counsel fees shall be paid by the Company. Any arbitration hereunder shall be governed by and construed in accordance with the substantive laws of the State of Kentucky and, where applicable, federal law, without giving effect to the conflict of laws principles of such State.

13.     Section 409A of the Code: To the extent that Section 409A of the Code is applicable to any provisions of this Agreement, it is the intent of the parties that such provisions comply with Section 409A of the Code and related regulations, and this Agreement shall be so construed.

Any reimbursements by the Company to you of any eligible expenses under this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the calendar year following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except for any life-term or other aggregate limitation applicable to medical expenses). The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

14.     Choice of Law: This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Kentucky, without giving effect to conflict of laws principles of such State. The language of all parts of this Agreement shall in all cases be interpreted as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.     Choice of Forum: Subject to paragraph 12 above, you consent to the exclusive jurisdiction of courts located in the State of Kentucky.

7

16.     Equitable Remedies: Notwithstanding any other provisions of this Agreement to the contrary, the Company will not be required to seek or participate in arbitration regarding any actual or threatened breach by you of the Non-Disclosure, Non-Competition, No Solicitation, No Interference and No Hire covenants contained in this Agreement or any other covenant under this Agreement for which equitable relief may be sought. You agree that the Company will suffer irreparable harm for any such breach or threatened breach and that the Company may not be adequately compensated by damages, and that, in addition to all other remedies, the Company shall be entitled to injunctive relief and specific performance and to pursue such remedies in a court of competent jurisdiction in the State of Kentucky and no arbitrator may make any ruling inconsistent with the findings or rulings of such court. You agree to waive any argument of lack of personal jurisdiction or forum non-conveniens with respect to the pursuit of such injunctive relief and specific performance arising out of or relating to this Agreement.

17.     Remedies Cumulative: You agree that nothing herein stated shall be construed as prohibiting the Company from pursuing any and all other remedies that may be available to the Company at law, in equity, by contract or otherwise in connection with such violation or threatened violation, including without limitation the recovery of monetary damages from you, all of which shall be cumulative to the fullest extent permissible under applicable laws.

18.     Insurance and Corporate Document Protections: Nothing in this Agreement shall be deemed to preclude you from receiving any of the benefits or protections, including without limitation representation, available to you following any Separation under (a) any officers and directors insurance policy maintained by the Company which provides coverage during your employment by the Company as an officer or director of the Company or (b) the Company’s bylaws, Certificate of Incorporation or under applicable law. Any such benefits and protections shall or shall not be provided solely in accordance with the terms and conditions of any such policies, documents and applicable law. The Company covenants to maintain, even after your Separation, its officers and directors insurance policy as in effect as of your Separation from the Company or another officers and directors policy that provides equivalent or greater benefits and protections to you.

19.     Entire Agreement: Other than agreements concerning Equity Incentive Programs and the Code of Conduct and Ethics, this Agreement constitutes and sets forth the entire agreement between you and the Company with respect to the subject matter contained herein and supersedes any and all prior and contemporaneous oral or written agreements or understandings between the parties, including, without limitation, the Prior Agreement. You acknowledge and agree that no representation, promise, inducement or statement of intention has been made by the Company that is not expressly set forth in this Agreement. No party hereto shall be bound by, or liable for, any alleged representation, promise, inducement or statement of intention not expressly set forth in this Agreement. This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement signed by all parties hereto.

20.     Binding Effect: This Agreement shall be binding upon and inure to the benefit of you and your heirs and the Company and its legal representatives, parent, successors and assigns.

21.     No Waiver: No action or inaction by either party shall be taken as a waiver of its right to insist that the other party abide by the obligations under this Agreement, unless such waiver is in writing, expressly waives such rights and is signed by legal counsel for the party making such waiver.

22.     Severability: The parties hereby agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

23.     Survival: Any provision contained in this Agreement, which by its nature or terms survives the Term or the Restricted Period (including but not limited to of the Non-Disclosure, Non-Competition, No Solicitation, No Interference and No Hire covenants), shall survive the Term and the Restricted Period and continue to be binding.

I trust that this adequately outlines the Company’s offer and our discussions. If, however, you have any questions or concerns, please do not hesitate to call me.

We are pleased to continue your employment and look forward to a long and mutually rewarding relationship.

8

Sincerely,

Thomas Helms, Jr.

I agree to the terms and conditions of the employment offer set forth above.

Your Signature	Date

9

EXHIBIT A

FORM OF

RELEASE AND SEVERANCE AGREMENT

This Release and Severance Agreement (this “Release”) is entered into by and between [____________] (“Employee”) and Turning Point Brands, Inc. (“Turning Point” and, collectively with its parent(s), subsdiary(ies), and all other related companies, the “Company”). Employee and Turning Point are referred to herein as the “Parties.”

RECITALS

A.	Employee and Turning Point are parties to an Employment Letter, dated as of [______________________, 2016] (the “Employment Agreement”), which provides for severance after termination in certain circumstances, conditioned upon Employee first signing a general release of claims following termination of Employee’s employment, which release becomes irrevocable in accordance with its terms.

B.	This Release is the contemplated release of claims under the Employment Agreement of which Employee has had notice since the Employment Agreement was executed, it being annexed thereto (the “Presentation Date”).

C.	Employee’s employment with the Company [ended] [will end] on [___________________] (the “Separation Date”).

D.	The Parties desire to settle any and all other claims, if any, that Employee may have against the Company or any of its employees that are releaseable by law.

AGREEMENT

NOW, THEREFORE, in consideration for the covenants and mutual promises contained in the Employment Agreement, the Parties agree as follows:

Part I

For and in consideration of the promises made herein by Employee in Part II and Part III of this Release, and his performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Turning Point agrees as follows:

1.1     Severance Benefits to Employee. In exchange for Employee signing this Release, complying with its terms, and not revoking this Release, the Company will pay to Employee the “Severance Benefits” (as defined in the Employment Agreement), as and when therein required, if, and only if, Employee signs this Release and returns it to the Company; and (2) the seven (7) day revocation period in Part II, Section 2.4 below has expired on or before the 55th day after Separation Date, provided that Employee has not exercised his right to revoke this Release in accordance with Part II, Section 2.4 below.

1.2     Separate and Adequate Age Claim Consideration. The Parties expressly agree and acknowledge that a portion of the Severance Benefits in Section 1.1 above represents separate and adequate consideration, to which Employee is not otherwise entitled, in exchange for Employee’s Age Claim Waiver, set out below in Part II. Turning Point’s present promise to provide this consideration is exchanged for Employee’s present release of any Age Claims at the time of the execution of this Release.

10

Part II

For and in consideration of the promises made herein by Turning Point in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Employee agrees as follows:

2.1      General Release and Waiver of All Claims and Potential Claims. Employee hereby releases all claims and potential claims, known and unknown, against the Company that are releasable by law. More specifically, for and on behalf of himself and his family, dependents, heirs, executors, administrators and assigns, Employee hereby irrevocably and unconditionally releases the Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated persons, firms, plans or corporations which may have an interest by or through them (collectively “Releasees”), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Employee, accrued or unaccrued, which he ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release. This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of his employment with the Company and/or termination of said employment. Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans’ status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of the State in which Employee resides and works, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq, the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statures and similar state laws of the state in which Employee has provided services, in all instances as amended. This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

Nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prevent Employee from making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in his capacity acting as an officer or director of the Company. Furthermore, nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prohibit Employee from talking to, cooperating in any investigation by, and/or filing a charge with, the U.S. Equal Employment Opportunity Commission (the “EEOC”) or any other similar state or local fair employment practices administrative agency. However, by signing this Release, Employee hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by him, or by persons or entities like the EEOC acting by or through him, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

2.2     Age Claim Waiver. Employee further agrees that his full general release includes a waiver of his rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, “Age Claim Waiver”).

2.3     Adequate Consideration Period/Consult an Attorney. Employee acknowledges that he is hereby instructed that he may and should consult an attorney of his own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver, and that he has been given at least [twenty-one (21)] [forty-five (45)] days to consider the terms of this Release and whether to sign this Release, although Employee may choose to sign this Release prior to the expiration of this [twenty-one (21)] [forty-five (45)] day period. The Parties agree that if Employee fails to execute this Release prior to the expiration of the [twenty-one (21)] [forty-five (45)] day period or prior to the deadline set forth in Section 1.1 hereof, this Release will be null and void.

2.4     Seven (7) Day Revocation Period. Employee further agrees that he is hereby instructed by the Company that, following his signing of this Release, Employee shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to [____________________________________________], but that, in the event Employee exercises his right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Turning Point’s duty to provide the Severance Benefits provided in Part I, Section 1.1, above, shall be void and of no effect.

2.5     Permanent Waiver of Re-employment. In order to effect the degree of separation contemplated by the Parties, Employee acknowledges his present intent to permanently remove himself from the labor pool of Releasees as of the Separation Date and forever thereafter. In order to accomplish this present permanent removal from Releasees’ labor pool, Employee agrees that he will not seek and will not accept hiring, rehiring, placement, or reinstatement with Releasees, either as an employee, an independent contractor, a temporary worker, or in any other capacity.

11

Part III
Other Agreements

3.1     Additional Covenants by Employee. Employee represents, warrants and covenants that, as of the date he signs this Release, (1) he is unaware of any wages (as that term is defined by applicable state law) that are owed to him by the Company and that have not been paid; (2) he is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) he has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) he is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Company or any of its agents, employees, officers or directors, or any Releasee, which can or should be reported to any state or federal authority as a violation of any law, standard, or regulation, upon which representations the Company expressly relies in entering into this Release.

3.2     Knowing and Voluntary Agreement. Employee agrees and acknowledges that he has been advised to consult an attorney regarding the terms of this Release and that he has carefully reviewed, studied and thought over the terms of this Release. Employee further acknowledges and agrees that he knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by the Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely his own.

3.3     No Wrongdoing By the Parties. The Parties further agree that they have entered this Release to resolve any and all claims, if any, Employee may have against the Company or any other Releasee, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

3.4     Choice of Law; Interpretation; Captions. The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the State of Kentucky and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release. Captions and headings used herein are for convenience of reference only.

3.5     Exclusive Jurisdiction; Venue. The Parties understand and agree that the federal and/or state courts located in the State of Kentucky shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the State of Kentucky and any federal court whose judicial district encompasses the State of Kentucky, and that any objection to this jurisdiction or venue is specifically waived.

3.6     Entire Agreement. The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them, except for the terms in the Employment agreement referred to herein and any agreements between Employee and the Company regarding non-disclosure of confidential information, intellectual property, non-solicitation of customers, employees or contractors, non-competition, and/or other restrictive covenant obligations, which agreements, if any, shall remain in full force and effect according to their terms. This includes, without limitation, Employee’s continuing obligations under Sections 7-11 of the Employment Agreement. This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7     Agreement to Indemnify. The Parties agree that should Employee seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by him under this Release, by judicial action or otherwise, the Company and/or Releasees shall be entitled to recover from Employee its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against the Company or Releasees, including, without limitation, reasonable attorneys’ fees. The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

[signature page follows]

12

I, [_______________], UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

Print Name:

Date:

STATE OF	)
) SS:
COUNTY OF	)

Subscribed and sworn to before me by _________, this _______ day of ______________, 20__.

Notary Public

My	Commission
expires:

-- and --

TURNING POINT BRANDS, INC.

By:

Title:

Date:

STATE OF	)
) SS:
COUNTY OF	)

Subscribed and sworn to before me by __________________________, on behalf of Turning Point Brands, Inc., this _______ day of ______________, 20__.

Notary Public

My Commission expires:

13